Exhibit (h)(39)

FORM OF AMENDED AND RESTATED SCHEDULE C

TO THE ADMINISTRATION AGREEMENT

BY AND BETWEEN NORTHERN FUNDS AND

NORTHERN TRUST INVESTMENTS, N.A

DATED JANUARY 1, 2009

Intending to be legally bound, the undersigned hereby amend and restate Schedule C to the aforesaid Agreement to amend the Fee Schedule as of             , 2010:

FEE SCHEDULE

For the services rendered, expenses assumed, facilities furnished and payments made by the Administrator, as provided for in this Agreement, the Fund, on behalf of the Investors Money Market Fund, Investors AMT-Free Municipal Money Market Fund and Investors U.S. Government Money Market Fund, on the first business day of each month, will pay the Administrator a fee for the previous month at the annualized rate of 0.10% of each Portfolio’s average daily net assets.

The foregoing fee will be computed based on net assets on each day.

All signatures need not appear on the same copy of this Amended and Restated Schedule C.

NORTHERN FUNDS		NORTHERN TRUST INVESTMENTS, N.A.

By:		By:
Title:	President	Title:	Senior Vice President